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                                                                     EXHIBIT 5.1
November 17, 2000




Colorado MEDtech, Inc.
6175 Longbow Drive
Boulder, CO  80301

Ladies and Gentlemen:

We have acted as counsel to Colorado MEDtech, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 ("Registration Statement") covering registration under the Securities Act of 1933 of 1,535,000 shares of the Company's Common Stock, no par value per share ("Shares"). The Shares to be registered are as follows: (i) 1,000,000 shares pursuant to an amendment to the Colorado MEDtech, Inc. Stock Option Plan; (ii) 300,000 shares pursuant to an amendment to the Colorado MEDtech, Inc. 1996 Employee Stock Purchase Plan; (iii) 25,000 shares underlying warrants issued to a member of the Company's Board of Directors; and (iv) 210,000 shares underlying warrants to be issued to members of the Company's Board of Directors after the date of this Registration Statement. The above-referenced plans and instruments pursuant to which the Shares are offered are referred to collectively herein as the "Offering Documents." As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, its Bylaws and minutes of meetings of its Board of Directors.

Based upon the foregoing, we are of the opinion that, upon issuance of the Shares, each in accordance with the terms of the respective Offering Documents, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

/s/ Chrisman, Bynum & Johnson, P.C.


CHRISMAN, BYNUM & JOHNSON, P.C.